EXHIBIT 10.2

AMENDED AND RESTATED REVOLVING NOTE

$11,000,000	Minneapolis, Minnesota
July 23, 2018

FOR VALUE RECEIVED, the undersigned, INTRICON CORPORATION, a Pennsylvania corporation, INTRICON, INC., a Minnesota corporation, and HEARING HELP EXPRESS, INC., an Illinois corporation (each, a “Borrower”; collectively, the “Borrowers”), hereby JOINTLY AND SEVERALLY promise to pay to the order of CIBC BANK USA (formerly known as The PrivateBank and Trust Company) (the “Bank”), the principal sum of ELEVEN MILLION AND NO/100 DOLLARS ($11,000,000), or if less, the then aggregate unpaid principal amount of the Revolving Loans as may be borrowed by the Borrowers (or any of them) under the Loan Agreement (as hereinafter defined). The actual amount due and owing from time to time hereunder shall be evidenced by Bank’s records of receipts and disbursements with respect to the Revolving Loans, which shall, absent manifest error, be conclusive evidence of such amount.

Each Borrower further promises to pay interest on the aggregate unpaid principal amount hereof at the rates provided in the Loan Agreement from the date hereof until payment in full hereof. Accrued interest shall be payable on the dates specified in the Loan Agreement.

All payments of principal and interest under this Amended and Restated Revolving Note (the “Note”) shall be made in lawful money of the United States of America in immediately available funds at the Bank’s office at 50 South 6th Street, Suite 1415, Minneapolis, MN 55402, or at such other place as may be designated by the Bank to the Borrowers in writing.

This Note is the Revolving Note referred to in, and evidences indebtedness incurred under, a Loan and Security Agreement dated as of August 13, 2009 (as previously amended, as further amended on or about the date hereof and as the same may be hereafter further amended, modified or supplemented from time to time, the “Loan Agreement”), among the Borrowers and the Bank, to which Loan Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrowers are permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable. Capitalized terms used here and not otherwise defined herein have the meanings ascribed to them in the Loan Agreement.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is made under and governed by the internal laws of the State of Minnesota.

This Note amends, restates and replaces, but does not evidence repayment of or constitute a novation with respect to, that certain Amended and Restated Revolving Note, dated April 15, 2016 made payable jointly and severally by the Borrowers to the order of the Bank in the original principal amount of $9,000,000.00.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Note to be executed as of the date first set forth above.

INTRICON CORPORATION, a Pennsylvania corporation By: /s/ Scott Longval Name: Scott Longval Title: Chief Financial Officer
INTRICON, INC., a Minnesota corporation By: /s/ Scott Longval Name: Scott Longval Title: Chief Financial Officer
HEARING HELP EXPRESS, INC., an Illinois corporation By: /s/ Scott Longval Name: Scott Longval Title: CFO

[Amended and Restated Revolving Note]